EXHIBIT 99.1

Contact:

Ann Cain Strategic Communications Director 972-371-1748 acain@carreker.com	Lisa Peterson Chief Financial Officer 972-371-1454 lpeterson@carreker.com

Jeff Watkins, President of Prescott Group Capital Management, Joins Carreker Board of Directors

DALLAS, TEXAS (March 27, 2006) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial industry, announced today that Jeff Watkins, president of Prescott Group Capital Management, L.L.C., in Tulsa, Oklahoma, joined the company’s board of directors on March 24, 2006.

Prescott Group Capital Management is a registered investment advisor and, through several of its affiliates, is one of Carreker Corporation’s major shareholders.

Watkins also serves on the board of Annuity & Life RE Holdings.  Before joining Prescott, he was President of Capital Advisors, where he worked for 18 years.  He received his B.S. in Business Administration from the University of Tulsa.  Simultaneously with Mr. Watkins’ election to the company’s board of directors, he and various Prescott affiliates entered into a board representation agreement with the company, a copy of which will be filed with the Securities and Exchange Commission.

J. D. (Denny) Carreker, chairman and chief executive of Carreker Corporation said, “Jeff brings us significant financial and corporate governance expertise, including strong strategic planning capabilities.  We look forward to his contribution.”

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States.  Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

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